Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:
Michelle Swan	Leah Bibbo
Borland Software Corporation	Kulesa Public Relations
408-863-2962	650-340-1982
michelle.swan@borland.com	leah@kulesapr.com

Borland Completes Acquisition of Segue Software

Company broadens Application Lifecycle Management suite to simplify and automate the process of delivering high quality software

CUPERTINO, Calif. — April 20, 2006 — Borland Software Corporation (NASDAQ:BORL), the global leader for Software Delivery Optimization (SDO), today announced the completion of its previously announced acquisition of Segue Software, Inc. (NASDAQ: SEGU), a global expert in delivering solutions to define, measure, manage and improve software quality. Together, Borland and Segue offer enterprises a comprehensive set of Application Lifecycle Management (ALM) products and services designed to improve software quality and make software development a more manageable and successful business process.

“The process of managing and ensuring software quality is a critical but complex issue, and organizations are looking to industry leaders like Borland to help them reduce complexity and improve predictability within this process,” said Tod Nielsen, president and chief executive officer, Borland Software. “With Segue’s talented people and best-of-breed products, we are well positioned to change the way our industry looks at software quality – making quality a priority not just for testers and Quality Assurance teams but for every individual involved in delivering high-value software.”

“Borland’s acquisition [of Segue] is good news as a true application lifecycle management (ALM) solution must not merely support testing, but fully integrate it,” stated Forrester analysts Carey Schwaber and Carl Zetie in a February 2006 research report1. “One of the key benefits driving

[1]	Forrester Research, “Borland Picks Up Testing Tools, Drops Its IDEs,” February 2006

demand for ALM solutions is traceability, a key component of regulatory compliance requirements. Without Segue, Borland’s ALM solution can help shops correlate business requirements with software requirements, models and source code. But Segue helps Borland to make this a wrap: By extending traceability to testing, shops can now close the loop by testing code against their associated requirements.”

Borland has begun the process of integrating its ALM products with Segue’s award-winning Silk and SilkCentral® product lines, forming the foundation for Borland’s Lifecycle Quality Management solution which the company expects to deliver later this year. This solution is expected to help customers solve the root cause of quality issues, identifying problems from the very beginning versus reacting to symptoms later in the process when they are more costly.

Lifecycle Quality Management is one of the four critical software development processes that Borland is addressing as part of its Software Delivery Optimization vision. Borland is committed to helping customers master these critical process areas through packaged solutions that combine the company’s ALM products, its industry-leading process optimization services, and education and skills training. Already Borland has delivered solutions for IT Management and Governance, Requirements Definition and Management and Change Management.

Former Segue Software stockholders will receive a payment of $8.67 per share in cash. Borland will be mailing materials shortly to former Segue stockholders regarding the exchange of such stockholders’ shares of Segue common stock for the cash merger consideration.

About Borland

Founded in 1983, Borland Software Corporation (NASDAQ: BORL) is the global leader in platform independent solutions for Software Delivery Optimization. The company provides the software and services that align the people, process, and technology required to maximize the business value of software. To learn more about delivering quality software, on time and within budget, visit http://www.borland.com.

Borland, SilkCentral and all other Borland brand and product names are service marks, trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

# # #

Safe Harbor Statement

This release contains “forward-looking statements” as defined under the Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created by such laws. All statements that are not historical are forward-looking. Such forward-looking statements include statements regarding the strategic focus of the combined company, near-term and long-term outlook, benefits and synergies of the proposed combination, and future product offerings by the combined company. Actual results could differ materially from those contained in the forward-looking statements and are based on current expectations that involve a number of risks and uncertainties, including, but not limited to, the reaction of customers to the acquisition; the reaction by competitors to the proposed acquisition and the potential for increased pricing pressure by such competitors; Borland’s ability to successfully integrate Segue’s operations and employees; costs associated with the acquisition and Borland’s ability to manage its expenses following the closing; Borland’s reduced cash position following the acquisition; diversion of management attention from other business concerns due to the proposed transaction; undisclosed or unanticipated liabilities and risks resulting from the proposed transaction; our ability to sell multi-product solutions for the application development lifecycle; the effects of a longer sales cycle as we increase our focus on larger enterprise customers; market acceptance and adoption of our products and services including our enterprise software development solutions; our ability to enhance the quality and scalability of our products to meet the needs of our customers; our ability to retain key personnel and hire new leaders to support our business transition; and general industry trends, general economic factors and capital market conditions. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to its latest Annual Report on Form 10-K, and its latest quarterly report on Form 10-Q, copies of which may be obtained from http://www.sec.gov. Borland is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. Information contained in our website is not incorporated by reference in, or made part of this press release.